DIT Ventures, Inc.

CONTENT LICENSE AGREEMENT

THIS CONTENT LICENSE AGREEMENT (the "Agreement") is made as of this

31st day of January, 2001 (the "Effective Date") between DIT VENTURES, INC, a Michigan corporation, with offices at 9420 Telstar Ave, El Monte, CA 91731, ("DIT") and Momentum Internet Corp., ("Licensor"), a California corporation, with offices at 31035 Genstar Rd., Hayward, CA 94544, whose parent company, Momentum Holding, Inc., a Cayman Islands corporation, with office at Genesis Building 5F, P.O. Box 448GT, Grand Cayman, Cayman Islands.

In consideration of the mutual promises contained herein, the parties agree as follows:

SECTION 1: DEFINITIONS.

Unless otherwise specified, capitalized terms used in this Agreement shall have the meanings attributed to them in Exhibit A hereto.

SECTION 2: GRANT OF LICENSES; PAYMENTS

2.1 Grant of Licenses. Subject to the terms and conditions of this Agreement, Licensor hereby grants to DIT, under Licensor's Intellectual Property Rights:

(a) A non-exclusive, worldwide license to use, modify, distribute, display and transmit the Licensor Content in electronic form in connection with DIT Internet Properties via the Internet or any Wireless Device and to permit users of the DIT Properties to download and print the Licensor Content for personal use. DIT's license to modify the Licensor content shall be limited to modifying the Licensor Content to fit the format and look and feel of the DIT Internet Properties.

(b) A non-exclusive, worldwide, fully paid license to use and display the Licensor's Brand Features: (i) in connection with the presentation of the Licensor Content on the Content Pages in the DIT Properties; and (ii) in connection with the marketing and promotion of the DIT Properties.

(c) DIT shall be entitled to sublicense the rights set forth in this Section 2.1: (i) to its Affiliates only for inclusion in DIT Properties; and (ii) in connection with any mirror site or derivative site.

(d) Not limiting any other rights provided to DIT pursuant to this Agreement, DIT shall have the right, at its sole discretion, to display Teaser Content on pages that link to pages containing Licensor Content.

SECTION 3: PRESENTATION OF LICENSOR CONTENT; ADVERTISING REVENUE.

3.1 DIT's Responsibilities. In addition to any responsibilities that may be set forth in Exhibit C, DIT will be responsible for the design, layout, posting, and maintenance of the Content Pages.

3.2 Licensor Assistance. In addition to any responsibilities that may be set forth in Exhibit C, Licensor will provide on-going assistance to DIT with regard to technical, administrative and service-oriented issues relating to the utilization, transmission and maintenance of the Licensor Content, as DIT may reasonably request. Licensor will use its reasonable best efforts to ensure that the Licensor Content is accurate, comprehensive and updated regularly as set forth in Exhibit C.

3.3 Advertising Rights. DIT shall have the sole right to sell or license all Advertising Rights with respect to co-branded Content Pages. Revenue shall be shared with 50% to Licensor and 50% to DIT for all advertising sold by DIT. However, Licensor may also sell advertising on the co-branded Content Pages with the consent of DIT which consent cannot be unreasonably withheld by DIT.

3.4 Payment Term: DIT shall pay Licensor the advertising revenue generated from the co-branded Content Pages before the 15th of each calendar month if the outstanding advertising revenues on these co-branded Content Pages exceed $1000. In the event that the advertising revenue does not exceed $1000, DIT can pay on a quarterly basis no later than 15 days after the end of each quarter.

3.5 Notices. DIT will not alter or impair any acknowledgment of copyright or other Intellectual Property Rights of Licensor that may appear in the Licensor Content and the Licensor Brand Features, including all copyright, trademark and similar notices that Licensor may reasonably request.

3.6 Links. The parties will maintain the hypertext links specified in Exhibit D.

SECTION 4: DELIVERY OF LICENSOR CONTENT

During the term of this Agreement, Licensor shall deliver updates of the Licensor Content to DIT in accordance with the Delivery Specifications set forth in Exhibit C. Licensor also shall provide DIT with reasonable prior notice of any significant Enhancements that generally affect the appearance, updating, delivery or other elements of the Licensor Content, and shall make such Enhancements available to DIT upon commercially reasonable terms.

SECTION 5: INDEMNIFICATION

Licensor, at its own expense, will indemnify, defend and hold harmless DIT, its Affiliates and their employees, representatives, agents and affiliates, against any claim, suit, action, or other proceeding brought against DIT or an Affiliate based on or arising from a claim that the Licensor Content as delivered to DIT or any Licensor Brand Feature infringes in any manner any Intellectual Property Right of any third party or contains any material or information that is obscene, defamatory, libelous, slanderous, that violates any person's right of publicity, privacy or personality, or has otherwise resulted in any tort, injury, damage or harm to any person; provided, however, that in any such case: (x) DIT provides Licensor with prompt notice of any such claim; (y) DIT permits Licensor to assume and control the defense of such action, with counsel chosen by Licensor (who shall be reasonably acceptable to DIT); and (z) Licensor does not enter into any settlement or compromise of any such claim without DIT's prior written consent, which consent shall not be unreasonably withheld. Licensor will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by DIT or an Affiliate in connection with or arising from any such claim, suit, action or proceeding. It is understood and agreed that DIT does not intend and will not be required to edit or review for accuracy or appropriateness any Licensor Content.

SECTION 6: LIMITATION OF LIABILITY.

EXCEPT AS PROVIDED IN SECTION 5, UNDER NO CIRCUMSTANCES SHALL LICENSOR, DIT, OR ANY AFFILIATE BE LIABLE TO ANOTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

SECTION 7: TERM AND TERMINATION

7.1 Initial Term and Renewals. This Agreement will become effective as of the Effective Date and shall, unless sooner terminated as provided below or as otherwise agreed, remain effective for an initial term of twelve (12) months from the Effective Date. After the Initial Term, this Agreement will be automatically renewed for successive additional one year periods ("Extension Terms"), unless otherwise terminated by either party by giving notice to the other party not less than sixty (60) days prior to the end of a Term. As used herein, the "Term" means the Initial Term and any Extension Term(s).

shall commence from the Effective Date

7.2 Termination for Cause. Notwithstanding the foregoing, this Agreement may be terminated by either party immediately upon notice if the other party: (w) becomes insolvent; (x) files a petition in bankruptcy; (y) makes an assignment for the benefit of its creditors; or (z) breach any of its obligations under this Agreement in any material respect, which breach is not remedied within thirty (30) days following written notice to such party.

7.3 Effect of Termination. Any termination pursuant to this Section 7 shall be without any liability or obligation of the terminating party, other than with respect to any breach of this Agreement prior to termination. The provisions of Sections 5, 6, 7, 8, 9, 10, and this Section 7.3 shall survive any termination or expiration of this Agreement.

SECTION 8: OWNERSHIP.

8.1 By Licensor. DIT acknowledges and agrees that: (i) as between Licensor on the one hand, and DIT and its Affiliates on the other, Licensor owns all right, title and interest in the Licensor Content and the Licensor Brand Features; (ii) nothing in this Agreement shall confer in DIT or an Affiliate any right of ownership in the Licensor Content or the Licensor Brand Features; and (iii) neither DIT or its Affiliates shall now or in the future contest the validity of the Licensor Brand Features. No licenses are granted by either party except for those expressly set forth in this Agreement.

8.2 By DIT. Licensor acknowledges and agrees that: (i) as between Licensor on the one hand, and DIT and its Affiliates on the other, DIT or the Affiliates own all right, title and interest in any DIT Property and the DIT Brand Features; (ii) nothing in this Agreement shall confer in Licensor any license or right of ownership in the DIT Brand Features; and (iii) Licensor shall not now or in the future contest the validity of the DIT Brand Features. No licenses are hereby granted by DIT. DIT or its Affiliates shall own all derivative works created by DIT from the Licensor Content, including the Content Pages, pursuant to this Agreement, to the extent such is separable from the Licensor Content.

SECTION 9: PUBLIC ANNOUNCEMENTS.

The parties will cooperate to create any and all appropriate public announcements relating to the relationship set forth in this Agreement. Neither party shall make any public announcement regarding the existence or content of this Agreement without the other party's prior written approval and consent.

SECTION 10: NOTICE; MISCELLANEOUS PROVISIONS

10.1 Notices. All notices, requests and other communications called for by this agreement shall be deemed to have been given immediately if made by telecopy or electronic mail (confirmed by concurrent written notice sent first class U.S. mail, postage prepaid), if to DIT at:

9420 Telstar Ave, Suite 211

El Monte, CA 95051,

Fax: (626) 279-5217

Attention: Kenneth Yeh

and if to Licensor at the physical and electronic mail addresses set forth on the signature page of this Agreement, or to such other addresses as either party shall specify to the other. Notice by any other means shall be deemed made when actually received by the party to which notice is provided.

10.2 Miscellaneous Provisions. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent; provided, however, that: (i) either party may assign this Agreement without such consent in connection with any merger, consolidation, any sale of all or substantially all of such party's assets or any other transaction in which more than fifty percent (50%) of such party's voting securities are transferred; and (ii) DIT may assign this Agreement without such consent to an Affiliate. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void. This Agreement will be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of laws rules, and without regard to its location of execution or performance. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force. Neither this Agreement, nor any terms and conditions contained herein may be construed as creating or constituting a partnership, joint venture or agency relationship between the parties. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights. This Agreement and its exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings, both written and oral, regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

DIT VENTURES, INC. LICENSOR

By: By:

Kenneth Yeh Jeffrey Wang

Title: Chief Executive Officer ______ Title: ____President_____________________

Address: 31035 Genstar Rd.

Hayward, CA 94544

Fax: 510-471-5388

Email: jeffwang@quote123.com

EXHIBIT A

DEFINITIONS

"Advertising Rights" shall mean the advertising and promotional rights sold or licensed with respect to Content Pages.

"Affiliates" shall mean any company or any other entity world-wide, including, without limitation, corporations, partnerships, joint ventures, and Limited Liability Companies, in which DIT owns at least a thirty percent ownership, equity, or financial interest.

"Confidential Information" shall mean all information concerning DIT, including, without limitation, all commercial, financial, sales, marketing, technological, customer and software information, that may be deemed to be proprietary and confidential information of DIT.

"Content Pages" shall mean those pages in the DIT Property that contain Licensor Content and that are co-branded with both Licensor Brand Features and DIT Brand Features. Content Pages shall not include pages containing Teaser Content.

"Enhancements" shall mean any updates, improvements or modifications made to, or derivative works created from, the Licensor Content by Licensor.

"Intellectual Property Rights" shall mean all rights in and to trade secrets, patents, copyrights, trademarks, know-how, as well as moral rights and similar rights of any type under the laws of any governmental authority, domestic or foreign.

"Internet" shall mean the collection of computer networks commonly known as the Internet, and shall include, without limitation, the World Wide Web.

"Licensor Brand Features" shall mean all trademarks, service marks, logos and other distinctive brand features of Licensor that are used in or relate to the Licensor Content, including, without limitation, the trademarks, service marks and logos described in Exhibit B hereto.

"Licensor Content" shall mean, collectively, all materials, data, and similar information collected and owned by Licensor, which is a collection of HTML files and certain related scripts, as further described in Exhibit B attached hereto, including, without limitation, all Enhancements.

"Teaser Content" shall mean unmodified headlines and/or the first sentence of articles from Licensor Content.

"Wireless Devices" shall mean various devices, including, but not limited to, cellular phones, personal digital assistants and pagers, that receive and/or transmit voice, data or video signals through the radio spectrum exclusively and in connection with other technologies (such as the Internet).

"Wireless Device Carriers" shall mean various carriers that use the radio spectrum, both exclusively and in connection with other technologies (such as the Internet), for transmitting and receiving voice, data or video signals for communications.

"DIT Brand Features" shall mean all trademarks, service marks, logos and other distinctive brand features of DIT that are used in or relate to a DIT Property, including, without limitation, the trademarks, service marks and logos described in Exhibit B.

"DIT Properties" shall mean any DIT branded or co-branded media properties, including, without limitation, Internet guides, developed in whole or in part by DIT or its Affiliates and distributed or made available by DIT or its Affiliates over the Internet, and any Wireless Device Carrier.

EXHIBIT B

LICENSOR CONTENT

Licensor's content consisting of categories of Stock Market News, Sector Analysis, Stock Reports, and Hot Stocks on Quote123.com website with daily quantity of stories and weekly updates on special features to be mutually agreed between Licensor and DIT, including, without limitation, before and after Stock Market News, Sector Analysis, Stock Reports, and Hot Stocks

LICENSOR BRAND FEATURES

Quote123

Quote123.com logo

DIT BRAND FEATURES

Quote888

Quote888 related logos

EXHIBIT C

DELIVERY AND TECHNICAL SPECIFICATIONS

A. Licensor's Responsibilities:

1. Licensor will deliver Licensor Content on a schedule mutually agreed by Licensor and DIT.

2. Licensor will throughout the term of this agreement, provide ongoing assistance to DIT with regard to technical, administrative and services-oriented issues related to the utilization, transmission, and maintenance of the Licensor Content, as DIT may reasonably request.

3. Licensor will use its reasonable efforts to ensure that Licensor Content is accurate, comprehensive, and updated regularly.

4. Licensor will bear the cost of preparing and transmitting Licensor Content to DIT.

B. DIT's Responsibilities:

1. DIT will be responsible for providing server equipment and software necessary to incorporate the Licensor Content into DIT properties, provided that the Licensor Content is provided in accordance with the Format of Content Delivery below.

2. DIT will host Licensor Content on its servers.

3. DIT will present the information specific on pages consistent with DIT's user interface.

4. DIT will use commercially reasonable efforts to sell the advertising inventory created by this partnership. DIT will be responsible for tracking advertising banners served to the Content Pages, advertising production and rotation.

C. Format of Content Delivery:

The Licensor Content shall be delivered by URL which is designated by Licensor. DIT will be using HTTP to retrieve the Content. The Content is in XML format. Licensor shall provide user name and password to DIT.

EXHIBIT D

LINKS

During the Term of this Agreement, the following links will be maintained:

LOCATION OF LINK Pages display only Licensor's content	LINK TO WHERE Quote123.com Homepage	SPECIFICS OF LINK www.quote123.com